Schedule A to this Amendment

Amendments

Effective as of the Effective Date, the Existing Agreement is amended as follows:

1.	APPENDIX A: LIST OF FUNDS shall be deleted in its entirety and replaced with the following new APPENDIX A: LIST OF FUNDS:

APPENDIX A

LIST OF FUNDS1

Effective as of April 30, 2026

Thrivent Core Plus Bond ETF (TCPB)

Thrivent Small-Mid Cap Equity ETF (TSME)

Thrivent Ultra Short Bond ETF (TUSB)

Thrivent International Large Cap ETF (TILC)

Thrivent International Small Cap ETF (TISC)

ALPS Distributors, Inc.		Thrivent ETF Trust

By:	/s/ Stephen Kyllo	By:	/s/ Michael W. Kremenak
Name:	Stephen Kyllo	Name:	Michael W. Kremenak
Title:	SVP & MD	Title:	President

[1]	This List of Funds may be amended upon execution of an updated List of Funds signed by the Parties hereto.